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                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                          TRANSAMERICA CORPORATION
                (Amounts in millions, except per share data)


                                               Year ended December 31
                                             1996       1995       1994
Primary

Average shares outstanding .............     66.6       68.8       72.6
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price ...........      1.6*       1.2*       1.2*
                                             ____       ____       ____
                      TOTAL ......           68.2       70.0       73.8
                                             ====       ====       ====

Net income .............................   $456.3     $470.5     $427.2
Preferred dividends ....................    (17.0)     (18.0)     (31.6)(1)
                                           ______     ______     ______
Net income to common ...................   $439.3     $452.5     $395.6
                                           ======     ======     ======

Per share amount .......................    $6.59      $6.58      $5.45
                                            =====      =====      =====

Fully Diluted

Average shares outstanding .............     66.6       68.8       72.6
Net effect of dilutive stock options--
  based on the treasury stock method
  using the year-end market price, if
  higher than average market price .....      1.7*       1.4*       1.2*
                                             ____       ____       ____
                            TOTAL ......     68.3       70.2       73.8
                                             ====       ====       ====

Net income .............................   $456.3     $470.5     $427.2
Preferred dividends ....................    (17.0)     (18.0)     (31.6)(1)
                                           ______     ______     ______
Net income to common ...................   $439.3     $452.5     $395.6
                                           ======     ======     ======

Per share amount .......................    $6.59      $6.58      $5.45
                                            =====      =====      =====


*Not included in per share calculation because effect is less than 3%.
(1) Includes expenses of $6,743 associated with redemption of Series D preferred stock.